Exhibit 10.1

July 18, 2013

John W. Cumming

Sudbury, MA 01776

Jack:

On behalf of the Board of Directors of Hologic, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer (“CEO”) of the Company, effective as of July 18, 2013 (the “Effective Date”). In that position, you will be an at-will employee reporting to and be subject to the oversight of the Board of Directors and the Chairman of the Board. This letter summarizes the terms and conditions of your employment, subject to your agreement and acceptance below.

Commencing upon your appointment, your base salary will be $927,000 annually with an annual bonus target in FY 2013 of 120% of your base salary determined in accordance with the Company’s Short-Term Incentive Plan. The calculation of your FY 2013 bonus will be apportioned pro-rata based upon your time of service as CEO and your time of service prior to your appointment as CEO. The bonus for the period prior to your service as CEO will be based on a target of 50% of your base salary during that period. In FY 2014 you will be eligible to earn an annual bonus equal to 120% of your base salary, subject to the terms of the Company’s FY 2014 Short-Term Incentive Plan to be approved by the Compensation Committee of the Board. If you are terminated without cause prior to July 18, 2014, then you will be entitled to continued payment of your base salary through July 18, 2014. If you are terminated without cause prior to the end of FY 2014, you will be paid your full FY 2014 bonus based on the Company’s achievement of the targets set forth in the FY 2014 Short-Term Incentive Plan at such time as bonuses are paid to other executive officers of the Company.

Subject to final approval of the Compensation Committee of the Board of the grant, following the close of business two days after the Company releases its third quarter earnings (the call is currently scheduled for August 5, 2013), you will be issued equity awards with a fair value on the grant date equal to approximately $3.75 million (the “New Equity Awards”). The New Equity Awards will be allocated approximately 75% to an option to purchase the Company’s common stock and approximately 25% to shares of Restricted Stock Units, with each subject to the terms and conditions of the governing award agreement and the Company’s equity incentive plan. The option will have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of issuance, a 7-year term, and vest ratably on each anniversary of the issuance date for 5 years. The Restricted Stock Unit will vest ratably on each anniversary of the issuance date for 4 years. If you are terminated by the Company as CEO without cause, die or are disabled, then all of your then outstanding, unvested New Equity Awards will fully vest and you shall have the full remaining term of the option to exercise the option. Subject to the foregoing, the New Equity Awards will be subject to the Company’s standard form of agreements. In addition to the foregoing, in the event you are terminated by the Company as CEO without cause, any then unvested equity awards granted to you prior to the date hereof will become fully vested on the date of termination and all such options will be exercisable in accordance with the terms thereof. You understand that no further grant of equity to you for FY 2014 is contemplated at this time.

Consistent with the terms of your Transition Agreement (as defined below), if your employment is terminated by the Company without cause at any time, then you are entitled to a lump sum cash payment equal to six months of your base salary and payment of COBRA continuation premiums for twelve months following termination of employment. Your entitlement to the severance provided herein is subject to your execution of a general release of claims against the Company and its officers and directors. In the event that your termination date occurs in one calendar year and the applicable release consideration period (including the payment date) expires during the following calendar year, then notwithstanding anything herein to the contrary, the payment of severance hereunder will be paid by the Company to you in the second calendar year. You agree that the Company may, in its sole discretion, modify or otherwise delay the timing of payment of severance and benefits hereunder to the extent necessary to comply with Section 409A of the Internal Revenue Code.

Your Transition Agreement with the Company, dated November 5, 2009, as amended as of July 28, 2011 (the “Transition Agreement”), is hereby superseded and replaced in its entirety; provided, however, that the Non-Competition and Proprietary Information Agreement, executed on November 5, 2009, remains in full force and effect and the benefits provided under this letter are in further consideration for your obligations thereunder. The Company acknowledges that it has entered into an Indemnification Agreement with you, dated March 4, 2009, and that such Indemnification Agreement should remain in full force and effect. This letter agreement and the agreements contemplated hereby represent the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements, whether written or oral.

If the terms and conditions provided for herein are acceptable to you, please sign below and return to me.

Agreed and Accepted	HOLOGIC, INC.

/s/ John W. Cumming	/s/ David LaVance
John W. Cumming	Chairman of the Board of Directors
David LaVance

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